UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2016

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 10, 2016, our Board appointed David Zaccardelli as a Class II director, to hold office until our 2017 annual meeting of stockholders.

From 2004 until 2016, Dr. Zaccardelli served in several senior management roles at United Therapeutics, including chief operating officer, chief manufacturing officer and executive vice president, pharmaceutical development and operations. Prior to joining United Therapeutics, Dr. Zaccardelli founded and led a startup company focused on contract pharmaceutical development services, from 1997 through 2003. From 1988 to 1996, Dr. Zaccardelli worked at Burroughs Wellcome & Co. and Glaxo Wellcome, Inc. in a variety of clinical research positions. He also served as director of clinical and scientific affairs for Bausch & Lomb Pharmaceuticals from 1996 to 1997.

There were no arrangements or understandings between Dr. Zaccardelli and any other person pursuant to which Dr. Zaccardelli was appointed to the Board and there are no related party transactions between Dr. Zaccardelli and Cempra.

Dr. Zaccardelli was granted 25,000 options exercisable for shares of Cempra common stock for his appointment to the Board. Dr. Zaccardelli’s options will vest in equal monthly installments over one year and have an exercise price of $22.77, which was equal to the closing price of Cempra’s common stock on August 10, 2016, as reported on the NASDAQ Global Market.

A copy of the press release announcing the appointment of Dr. Zaccardelli is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated August 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: August 11, 2016	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer